TO OUR STOCKHOLDERS	Exhibit 99

MFRI REPORTS SHARP INCREASES IN REVENUES AND EARNINGS FOR THE YEAR.

REVENUES ARE UP 20% OVER THE PRIOR YEAR TO $145.1 MILLION. NET INCOME OF $2.8 MILLION IS AN IMPROVEMENT OF $3.9 MILLION FROM THE PRIOR YEAR’S LOSS OF $1.1 MILLION.

Sales for 2004, the fiscal year ended January 31, 2005, were $145,096,000, 20 percent greater than the $120,889,000 reported for the prior year. Net income for the year rose to $2,813,000 or $0.56 per share ($0.54 diluted EPS) from a loss of $1,097,000 or $0.22 per share loss ($0.22 loss diluted EPS) in the prior year. Shares outstanding for the year were 6.2 percent higher than the prior year as a result of stock options exercised during the year.

For the year, sales and income from operations were up in all segments of the Company’s business. The improvements were due to a more competitive posture driven by expense reductions and productivity increases over the last few years and increased volume due, in part, to an improved economy. Gross profit increased 26.5 percent to $31.1 million or 21.5 percent of sales for 2004 from 24.6 million, or 20.3 percent of sales in 2003. The Company’s operating expenses increased by $632,000 or 2.5 percent compared to the prior year. Full year operating expenses decreased to 17.9 percent of sales, from 20.9 percent of sales last year.

Interest expense decreased by 17.2 percent or $345,000 and decreased to 1.1 percent of sales in 2004 from 1.7 percent in 2003. This decrease was primarily due to lower average interest rates, reduced borrowing related to the sale of a building and interest income received on federal tax refunds.

At the business segment level, Midwesco Filter, Thermal Care and Perma-Pipe sales increased from 2003 to 2004 by 12.5 percent, 14.9 percent and 33.4 percent, respectively. The reasons for these increases and some of the recent developments for each business segment are described below.

MIDWESCO FILTER

Midwesco Filter, including its TDC Filter Manufacturing, (“TDC”) and Nordic Air subsidiaries, posted sales of $61.7 million, an increase of 12.5 percent from the prior year. Gross margin increased to 20.0 percent of sales in 2004 from 17.8 percent of sales in 2003. The sales order backlog at year-end was $17.5 million, up 20.8 percent or $3.0 million over the prior year end.

Higher sales and margins resulted in a gross profit improvement of $2.54 million to $12.32 million, a 25.9 percent increase over the prior year. Income from operations was $3.5 million, a $2.4 million or 209.1 percent increase from 2003. This major increase reflects stronger sales for all product lines. The better economy, including improved conditions in the domestic steel industry, was a major factor in this improved performance. Operating expenses rose only 1.7 percent or $144,000 and decreased as a percent of sales to 14.2 percent in 2004 from 15.7 percent in 2003.

In 2004 at Winchester, Virginia and in 2002 at TDC in Cicero, Illinois we completed the installation of integrated Enterprise Resource Planning (ERP) systems. Despite some start-up issues related to the tracking of inventory costs we believe these systems are improving our businesses. The ability to access real-time management information and capture key business drivers helped us achieve the improved gross margin even in the face of rising raw material prices and continued market price pressure.

Midwesco Filter, through its subsidiary TDC Filter Manufacturing in Cicero, Illinois, continues to expand its line of Pleat-Plus® pleated filter bags. The growth of these products and their increased use by dust collector operators was a major strategic objective of our TDC acquisition several years ago.

Nordic Air Filtration A/S (“Nordic”), Midwesco Filter’s subsidiary based in Nakskov, Denmark, is a supplier of cartridge filter elements to dust collector manufacturers, primarily in Europe. Sales and margins continued to grow during 2004, resulting in a significant increase in income from operations. We are extremely pleased with the performance of this unit during the past year. During 2003 Nordic moved to a new company-owned factory in the Nakskov area and in Spring 2005 Nordic will complete a warehouse addition. The benefits from this larger and more efficient factory became evident through the increased volumes and operating improvements which characterized 2004.

PERMA-PIPE

Perma-Pipe’s revenue of $54.1 million was an increase of 33.4 percent from the prior year. Gross margin increased to 19.0 percent from 18.5 percent in the prior year and income from operations at $5.4 million was 137.0 percent higher than in 2003. Through better quality management and improvements in plant labor efficiency we have controlled our costs and increased customer satisfaction. The ERP system installed during 2004 is helping to improve production efficiency and schedule integrity. The sales order backlog at year end was $18.1 million, up 9.0 percent or $1.5 million over the prior year end.

During 2004, Perma-Pipe continued to improve the productivity and flexibility of the automated pipe insulating and jacketing lines at our Lebanon, Tennessee and New Iberia, Louisiana plants. The system in Lebanon, Tennessee is used to produce our Xtru-Therm® urethane foam-insulated district heating and cooling piping and also to apply insulation for the Poly-Therm® and Multi-Therm® products. In New Iberia, Louisiana, the system is used to manufacture preinsulated flow lines for oil and gas gathering on the sea bottom in the Gulf of Mexico. The demand for all of these products continues to increase, changing the Perma-Pipe product mix. These automated production lines are an increasingly important contributor to Perma-Pipe’s profitability.

Also during 2004 we completed the product development work begun in 2001 on our new line of glass syntactic polyurethane (“GSPU”) foam insulated products for sea bottom oil and gas gathering lines in deep water. Automated production machinery for these GSPU products has been installed and tested in early 2005. We believe undersea oil and gas gathering flow lines represent a promising market with worldwide application. As major oil companies ramp up their exploration and production budgets to develop new underwater oil and gas supplies, this market should help our business to grow.

THERMAL CARE

Compared to 2003, Thermal Care’s sales increased 14.9 percent to $29.3 million and gross margin increased 0.5 percent of sales, to 29.1 percent. Income from operations was $1.57 million, 112.7 percent higher than the prior year. The sales order backlog at year-end was $5.3 million, up 39.1 percent or $1.5 million over the prior year end. Importantly, both domestic and international revenues have shown substantial increases. The sales increase was driven by the improving economy and by the strategic product diversification toward equipment for applications outside of plastics processing. While plastics processing was most of Thermal-Care’s sales five years ago, it now represents a much smaller share. Our acquisition of the assets of Advanced Web Systems, (“AWS”) brought us added volume in graphic arts and we have seen additional sales in a variety of other industrial markets.

Thermal Care’s product development and redesign programs continue to progress, reducing costs and improving customer usability. In 2004 Thermal-Care introduced the first industrial water chiller with magnetic frictionless bearings. This new machine uses less electricity than standard chillers and thus produces operating savings for its users. The sales of these units are growing nicely. Also, the Company has developed an ultra-compact three-zone temperature control unit for special application in the manufacture of DVDs and compact discs. This is a rapidly growing market and success with these devices can be important to our business going forward.

Boe-Therm A/S (“BoeTherm”), Thermal-Care’s subsidiary, located in Assens, Denmark, manufactures chillers and temperature controllers used by plastics processors throughout Europe and other areas of the world. During the year, Boe-Therm continued to develop its product line and reduce costs by outsourcing and improving manufacturing methods. During 2004, sales, margins and income from operations were all modestly higher; however, growth was hampered by less favorable economic conditions in its markets.

MFRI CORPORATE EXPENSES

MFRI corporate expenses increased in 2004 by $451 thousand or 9.2 percent mainly due to performance based management incentives and building repairs and maintenance costs. It must be noted, however, that corporate expenses as a percent of sales actually decreased to 3.7 percent in 2004 from 4.0 percent in 2003.

CHANGES IN DEBT STRUCTURE

On June 17, 2004, the Company sold one of its buildings in Winchester, Virginia. The Company is occupying approximately 12,000 square feet of office space in that building as a tenant at prevailing commercial rates. The mortgage of $1.09 million was repaid at closing. This transaction did not materially affect the earnings of the Company but should result in lower operating and financial expenses going forward. Also, the Company redeemed its remaining $2.05 million of Virginia Industrial Revenue Bonds in September 2004 because some of the assets supporting those bonds had been included with the building sale.

In early 2005, the Company repaid the remaining $3.3 million of insurance company senior notes with a portion of the proceeds of a new $4.3 million bank term loan. This refinancing is at a substantially lower interest rate than the insurance company senior notes. Overall, the Company reduced its debt by $1.0 million in addition to financing a volume-related $6.90 million increase in accounts receivable and inventories during 2004.

WE HAVE RETURNED TO PROFITABILITY

After three years of recession in manufacturing in the United States, MFRI reported a sharp increase in sales and earnings for 2004, and we believe it is positioned to build on the 2004 profitability in the coming years. Some of the specific factors which should help improve our performance are:

•	Our total backlog at the start of 2005 was $41.0 million, up $6.0 million or 17.2% from the prior year end.
•	We should benefit from our multi-year investments in ERP systems at Thermal Care, TDC Filter, Winchester Filter and Perma-Pipe.
•	Manufacturing at Perma-Pipe continues to show increased efficiencies.
•	Nordic Filter continues to grow in sales and profitability. We expect increased efficiency during 2005 as Nordic occupies its enlarged facilities.
•	Thermal Care continues to grow the volume and profitability of its AWS and other industrial products.
•

Demand is accelerating for our newer product lines. Xtru-therm® foam insulated piping, GSPU syntactic insulated oil and gas gathering lines, Midwesco Filter Pleat-Plus® pleated filter bags, Thermal Care temperature control systems for DVD manufacture, and water chillers with frictionless bearings should bring us increased opportunities.

•	As before, we are committed to our efforts to reduce our debt by managing accounts receivable and inventories and controlling capital expenditures.

Partially offsetting the expected benefits of the favorable factors listed above will be the expenses of compliance with the internal control certification and auditing requirements of Section 404 of the Sarbanes-Oxley Act of 2002 (SOX 404). As a non-accelerated filer, the Company will be required to comply with the provisions of SOX 404 by the end of its 2006 year. Companies of comparable size to MFRI have reported or estimated their first year expenses of SOX 404 compliance at levels of $1 million or higher. As we begin our SOX 404 compliance program, we have not seen reasons to believe our first year expenses will differ significantly from those reported by comparable companies. We are determined to undertake this legally required program in a manner that improves the management of MFRI’s activities and delivers financial or other benefits as a partial financial return on our required expenditure. However, we do not expect financial returns commensurate with the amounts we must spend to meet the legal requirements of SOX 404.

OUR FUTURE

MFRI is highly qualified to manufacture and sell products in its selected market niches. The products include offerings for infrastructure development, energy transportation, manufacturing process efficiency and environmental compliance. All of these areas are essential aspects of the increasingly global economy. We continue to pursue opportunities for product innovations that will add to our market share, complement our present offerings and help us achieve our goal of building stockholder value.

Our commitment to contribute to a cleaner and more efficient global economy has built a Company that offers its customers, employees and stockholders a way to benefit from working toward that goal. MFRI management and its approximately 730 loyal employees are committed to the success of this business strategy, and we recognize our obligation to reward your support.

We hope you will take the time to learn more about our activities by visiting our web site <www.mfri.com> and by reading our 10-K/A report filed with the Securities and Exchange Commission, which is attached to this letter.

Sincerely,

David Unger	Bradley E. Mautner
Chairman and	President and Chief
Chief Executive Officer	Operating Officer

The statements and other information contained in this announcement which can be identified by the use of forward-looking terminology such as “anticipate,” “may,” “will,” “expect,” “continue,” “remain,” “intend,” “aim,” “should,” “prospects,” “could,” “future,” “potential,” believes,” “plans” and “likely” or the negative thereof or other variations thereon or comparable terminology, constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbors created thereby. These statements should be considered as subject to the many risks and uncertainties that exist in the Company’s operations and business environment. Such risks and uncertainties include, but are not limited to, economic conditions, market demand and pricing, competitive and cost factors, raw material availability and prices, global interest rates, currency exchange rates, labor relations and other risk factors.